Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (the “Registration Statement”) of our report dated March 31, 2026 relating to the financial statements of 1st Franklin Financial Corporation appearing in the Annual Report on Form 10-K of 1st Franklin Financial Corporation for the year ended December 31, 2025 (“2025 Form 10-K”) and our audit report dated March 31, 2026 relating to the financial statement schedule of 1st Franklin Financial Corporation appearing in the 2025 Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
May 8, 2026